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                                                                    EXHIBIT 23.1

             [LETTERHEAD OF WEINICK SANDERS LEVENTHAL & CO., LLP]

                      Consent of Independent Accountants


We consent to the inclusion in the Registration Statement of Lighthouse Fast Ferry, Inc. (f/k/a Lighthouse Landings, Inc.) on Form 10-SB/A No. 3 of our reports dated February 23, 2000, except for Note 11 as to which the date is March 31, 2000, and January 24, 1999, on our audits of Lighthouse Landings, Inc., and Subsidiaries as at December 31, 1999 and 1998 and for the years then ended and of Fast Ferry Holding Corp. and Subsidiaries as at October 6, 1998, December 31, 1997 and 1996 and for the periods ended January 1, 1998 to October 6, 1998 and for the years ended December 31, 1997 and 1996.



/s/ WEINICK SANDERS LEVENTHAL & CO., LLP


New York, N. Y.
January 16, 2001